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                                  EXHIBIT 99.1
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                             WALL DATA INCORPORATED

                        1994 NONOFFICER STOCK OPTION PLAN
                   AS AMENDED AND RESTATED ON OCTOBER 15, 1996

SECTION 1.  PURPOSE

         The purpose of the 1994 Nonofficer Stock Option Plan (this "Plan") is to provide a means whereby selected employees, agents, consultants, advisors and independent contractors of Wall Data Incorporated (the "Company"), or of any parent or subsidiary (as defined in subsection 5.7 and referred to hereinafter as "related corporations") thereof, who are not officers or directors of the Company may be granted nonqualified (not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) stock options to purchase the Common Stock (as defined in Section 3) of the Company, in order to attract and retain the services or advice of such employees, agents, consultants, advisors and independent contractors and to provide added incentive to such persons by encouraging stock ownership in the Company.

SECTION 2.  ADMINISTRATION

         This Plan shall be administered by the Board of Directors of the Company (the "Board") or, in the event the Board shall appoint and/or authorize a committee or senior executive officer to administer this Plan, by such committee or senior executive officer. The administrator of this Plan shall hereinafter be referred to as the "Plan Administrator."

         The senior executive officer or members of any committee serving as Plan Administrator shall be appointed by the Board for such term as the Board may determine. The Board may from time to time remove members from, or add members to, the Plan Administrator. Vacancies on the Plan Administrator, however caused, may be filled by the Board.

         2.1      PROCEDURES

         The Board shall designate one of the members of any committee serving as the Plan Administrator as chairman. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

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Wall Data Incorporated                                                   Page 1
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         2.2      RESPONSIBILITIES

         Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under this Plan, including selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price, and all other terms and conditions of the options. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any option issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties.

SECTION 3.  STOCK SUBJECT TO THIS PLAN

         The stock subject to this Plan shall be the Company's Common Stock (the "Common Stock") presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 6, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 1,000,000 shares of Common Stock. If any option granted under this Plan shall expire or be surrendered, exchanged for another option, cancelled or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such expired, surrendered, exchanged, cancelled or terminated options.

SECTION 4.  ELIGIBILITY

         An option may be granted only to an individual who, at the time the option is granted, is an employee, agent, consultant, advisor or independent contractor of the Company or any related corporation, whether an individual or an entity, who at the time the option is granted is not an officer or director of the Company. Any party to whom an option is granted under this Plan shall be referred to hereinafter as an "Optionee."

SECTION 5.  TERMS AND CONDITIONS OF OPTIONS

         Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, options shall include or incorporate by reference the following terms and conditions:

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Wall Data Incorporated                                                   Page 2
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         5.1      NUMBER OF SHARES AND PRICE

         The maximum number of shares that may be purchased pursuant to the exercise of each option and the price per share at which such option is exercisable (the "exercise price") shall be as established by the Plan Administrator, provided that the Plan Administrator shall act in good faith to establish the exercise price.

         5.2      TERM AND MATURITY

         The term of each option shall be as established by the Plan Administrator and, if not so established, shall be 10 years from the date it is granted. To ensure that the Company or related corporation will achieve the purpose and receive the benefits contemplated in this Plan, any option granted to any Optionee hereunder shall, unless the condition of this sentence is waived or modified in the agreement evidencing the option or by resolution adopted at any time by the Plan Administrator, be exercisable according to the following schedule:


          Period of Optionee's Continuous
         Relationship With the Company or
         Related Corporation From the Date   Portion of Total Option Which Is
               the Option Is Granted                   Exercisable
               ---------------------                   -----------

                  after one year                             25%
         each completed month thereafter              an additional
                                                         2.0833%

         5.3      EXERCISE

         Subject to the vesting schedule described in subsection 5.2, each option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the option, if less than 100 shares) may be purchased upon any exercise of option rights hereunder and that only whole shares will be issued pursuant to the exercise of any option. During an Optionee's lifetime, any options granted under this Plan are personal to him or her and are exercisable solely by such Optionee. Options shall be exercised by delivery to the Company of notice of the number of shares with respect to which the option is exercised, together with payment of the exercise price.

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Wall Data Incorporated                                                   Page 3
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         5.4      PAYMENT OF EXERCISE PRICE

         Payment of the option exercise price shall be made in full at the time the notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier's check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased.

         The Plan Administrator can determine at any time before exercise that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an option may be exercised either singularly or in combination with one or more of the alternative forms of payment authorized by this Section 5.4 by:

                  (a) tendering (either actually or by attestation) shares of stock of the Company held by an Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator; provided, however, that payment in stock held by an Optionee shall not be made unless the stock shall have been owned by the Optionee for a period of at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial accounting purposes);

                  (b) delivery of a full-recourse promissory note executed by the Optionee; provided that (i) such note delivered in connection with a stock option may, in the sole discretion of the Plan Administrator, bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes, and (ii) the Plan Administrator in its sole discretion shall specify the term and other provisions of such note at any time prior to exercise of an option, and (iii) the Plan Administrator may require that the Optionee pledge the Optionee's shares to the Company for the purpose of securing the payment of such note and may require that the certificate representing such shares be held in escrow in order to perfect the Company's security interest, and (iv) the Plan Administrator in its sole discretion may at any time restrict or rescind this right upon notification to the Optionee; or

                  (c) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state or local withholding tax obligations that may arise in connection with the exercise.

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Wall Data Incorporated                                                   Page 4
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         5.5      WITHHOLDING TAX REQUIREMENT

         The Company or any related corporation shall have the right to retain and withhold from any payment of cash or Common Stock under this Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee receiving shares of Common Stock to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Optionee an amount equal to such taxes. The Company may also retain and withhold or the Optionee may elect, subject to approval by the Company at its sole discretion, to have the Company retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse the Company for any such taxes and cancel (in whole or in part) any such shares so withheld.

         5.6      NONTRANSFERABILITY OF OPTIONS

         Options granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred hereby, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby shall be null and void. Notwithstanding the foregoing, if the Company permits, an Optionee may, during the Optionee's lifetime, designate a person who may exercise the option after the Optionee's death by giving written notice of such designation to the Plan Administrator. Such designation may be changed from time to time by the Optionee by giving written notice to the Plan Administrator revoking any earlier designation and making a new designation.

         5.7      TERMINATION OF RELATIONSHIP

         If the Optionee's relationship with the Company or any related corporation ceases for any reason other than termination for cause, death or total disability, and unless by its terms the option sooner terminates or expires, then the portion of the option which is not exercisable at the time of such cessation shall terminate immediately upon such cessation, unless the Plan Administrator determines otherwise, and the portion of the option which is exercisable at the time of such cessation (i) may

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Wall Data Incorporated                                                   Page 5
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be exercised for a three-month period after such cessation and (ii) shall terminate at the end of such period following cessation as to all shares for which it has not theretofore been exercised, unless the Plan Administrator determines otherwise. The Plan Administrator shall have sole discretion in a particular circumstance to extend the exercise period following such cessation to any date up to the termination or expiration of the option.

         If an Optionee is terminated for cause, any option granted hereunder shall automatically terminate as of the first discovery by the Company of any reason for termination for cause, and such Optionee shall thereupon have no right to purchase any shares pursuant to such option. "Termination for cause" shall mean dismissal for dishonesty, conviction or confession of a crime punishable by law (except minor violations), fraud, misconduct or disclosure of confidential information. If an Optionee's relationship with the Company or any related corporation is suspended pending an investigation of whether or not the Optionee shall be terminated for cause, all the Optionee's rights under any option granted hereunder likewise shall be suspended during the period of investigation.

         If an Optionee's relationship with the Company or any related corporation ceases because of a total disability, the portion of the Optionee's option which is exercisable at the time of such cessation shall not terminate until the end of the 12-month period following such cessation (unless by its terms it sooner terminates and expires). As used in this Plan, the term "total disability" refers to a mental or physical impairment of the Optionee which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

         Options granted under the Plan shall not be affected by any change of relationship with the Company so long as the Optionee continues to be a nonofficer employee, agent, consultant, advisor or independent contractor of the Company or of a related corporation. The Plan Administrator, in its absolute discretion, may determine all questions of whether particular leaves of absence constitute a termination of services.

         As used herein, the term "related corporation," when referring to a subsidiary corporation, shall mean any corporation (other than the Company) in, at the time of the granting of the option, an unbroken chain of corporations ending with the Company, if stock possessing 50% or more of the total combined voting power of all

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Wall Data Incorporated                                                   Page 6
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classes of stock of each of the corporations other than the Company is owned by one of the other corporations in such chain. When referring to a parent corporation, the term "related corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if, at the time of the granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         5.8      DEATH OF OPTIONEE

         If an Optionee dies while he or she has a relationship with the Company or any related corporation or within the three-month period (or 12-month period in the case of totally disabled Optionees) following cessation of such relationship, any option held by such Optionee to the extent that the Optionee would have been entitled to exercise such option, may be exercised within one year after his or her death by the personal representative of his or her estate or by the person or persons to whom the Optionee's rights under the option shall pass by will or by the applicable laws of descent and distribution.

         5.9      NO STATUS AS SHAREHOLDER

         Neither the Optionee nor any party to which the Optionee's rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised.

         5.10     CONTINUATION OF RELATIONSHIP

         Nothing in this Plan or in any option granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employ or other relationship of the Company or of a related corporation, or to interfere in any way with the right of the Company or of any such related corporation to terminate his or her employment or other relationship with the Company at any time.

         5.11     MODIFICATION AND AMENDMENT OF OPTION

         Subject to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Company under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee.

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Wall Data Incorporated                                                   Page 7
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SECTION 6.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

         The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

         6.1      EFFECT OF LIQUIDATION OR REORGANIZATION

                  6.1.1  CASH, STOCK OR OTHER PROPERTY FOR STOCK

         Except as provided in subsection 6.1.2, upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option granted hereunder shall terminate, but the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such Optionee's option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied. Notwithstanding the foregoing, the Plan Administrator may determine that such acceleration of vesting will not occur if it would render unavailable "pooling of interest" accounting treatment for any reorganization, merger or consolidation of the Company.

                  6.1.2  CONVERSION OF OPTIONS ON STOCK FOR STOCK EXCHANGE

         If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization(other than a mere reincorporation or the creation of a holding company), all options granted hereunder shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options

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Wall Data Incorporated                                                   Page 8
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granted hereunder shall not be converted into options to purchase shares of
Exchange Stock but instead shall terminate in accordance with the provisions of subsection 6.1.1. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. The converted options shall be fully vested whether or not the vesting requirements set forth in the option agreement have been satisfied.

         Upon a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger or a mere reincorporation or the creation of a holding company, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such corporation, and the vesting schedule set forth in the instrument evidencing the option shall continue to apply to such assumed or equivalent option.

         6.2      FRACTIONAL SHARES

         In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

         6.3      DETERMINATION OF BOARD TO BE FINAL

         All Section 6 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

SECTION 7.  SECURITIES REGULATION

         Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. Inability of the Company to obtain from any regulatory body having jurisdiction, the authority deemed by the Company's

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Wall Data Incorporated                                                   Page 9
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counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

         As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Plan Administrator may also require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK HEREUNDER.

         Should any of the Company's capital stock of the same class as the stock subject to options granted hereunder be listed on a national securities exchange, all stock issued hereunder if not previously listed on such exchange shall be authorized by that exchange for listing thereon prior to the issuance thereof.

SECTION 8.  AMENDMENT AND TERMINATION

         The Board may at any time suspend, amend or terminate this Plan. The amendment or termination of this Plan shall not, without the consent of the option holder, diminish or impair any rights or obligations under any option theretofore granted under this Plan. Unless sooner terminated by the Board, this Plan shall terminate 10 years from the date on which this Plan is adopted by the Board. No option may be granted after such termination or during any suspension of this Plan.

SECTION 9.  EFFECTIVENESS OF THIS PLAN

         This Plan shall become effective upon adoption by the Board.

                                                  * * * * *

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Wall Data Incorporated                                                   Page 10
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         Plan adopted by the Board of Directors on January 20, 1994. Plan restated on July 20, 1994 to include Amendment No. 1 adopted by the Board of Directors on July 20, 1994 (amending Section 3 to increase the number of available shares hereunder to 300,000). Plan restated on July 7, 1995 to reflect an amendment adopted by the Board of Directors on May 25, 1995 (amending
Sections 1 and 4 to permit officers of related corporations to participate in the Plan so long as they are not officers of the Company), and an amendment adopted by the Board of Directors on July 7, 1995 (amending Section 3 to increase the number of available shares hereunder to 500,000). Amendments adopted by the Board of Directors effective as of April 18, 1995 (amending
Section 3 to increase the number of available shares hereunder to 800,000. Plan restated on May 21, 1996 to reflect an amendment adopted by the Board of Directors on May 21, 1996 (amending Section 3 to increase the number of available shares hereunder to 1,000,000). Amended and Restated by the Board on October 15, 1996.

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Wall Data Incorporated                                                   Page 11
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